Exhibit 99.1

                         AMERICAN GREETINGS CORPORATION
                            TENDER OFFER INFORMATION

                                 MARCH 31, 2004

American Greetings announced its intent to make a cash tender offer for all of its $196.4 million of outstanding 11.75 percent senior subordinated notes due July 15, 2008 and a consent solicitation to amend the related note indenture. The consent solicitation will seek consents from holders of the notes to eliminate certain restrictive covenants and events of default from the note indenture. The Corporation is undertaking this initiative in an effort to reduce its future interest expense and to increase its financial flexibility. The expected commencement date of this offer is April 14, 2004, the expected consent payment deadline is April 27, 2004, and the expected expiration date is May 12, 2004.

The Corporation currently expects that the purchase price per $1,000 principal amount of notes to be paid for each validly tendered note will be (1) the redemption price of the notes plus scheduled interest to July 15, 2005 (the first optional redemption date with respect to the notes) discounted based on a yield to July 15, 2005 that is equal to the sum of (i) the yield on the 1.50 percent U.S. Treasury note due July 31, 2005, and (ii) a fixed spread, less (2) an amount equal to the consent payment. In addition, accrued and unpaid interest will be paid on the tendered notes up to but not including the payment date. The purchase price for each note is expected to be set at 2 p.m., Eastern time, on May 6, 2004, unless the expiration date is extended. A consent payment will be made with respect to notes tendered with valid consents on or prior to the consent payment deadline.

The offer is subject to several conditions, including the execution of an amendment to the credit agreement for the Corporation's revolving credit facility, the tender of, and the receipt of consents from holders of, at least a majority in aggregate principal amount of the notes, the execution of a supplemental indenture amending the note indenture, and other customary conditions. The Corporation anticipates receiving the credit facility amendment by the expiration date of the tender offer.

This announcement constitutes neither an offer to purchase nor a solicitation of an offer to sell the notes. The tender offer and consent solicitation will be made pursuant to an Offer to Purchase and Consent Solicitation Statement and related materials, which will be delivered to all note holders upon commencement of the tender offer. The Corporation will issue an additional press release announcing the commencement of the tender offer.

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The statements contained in this disclosure that are not historical facts are forward-looking statements. Actual results may differ materially from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including but not limited to: retail bankruptcies and consolidations, successful integration of acquisitions, successful transition of management, a weak retail environment, consumer acceptance of products as priced and marketed, the impact of technology on core product sales, competitive terms of sale offered to customers, successfully implementing supply chain improvements and achieving projected cost savings from those improvements, and the Corporation's ability to comply with its debt covenants. Risks pertaining specifically to the Corporation's interactive business segment include the viability of online advertising and subscriptions as revenue generators and the public's acceptance of online greetings and other social expression products.
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In addition, this disclosure contains time-sensitive information that reflects management's best analysis as of the date of this disclosure. American Greetings does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this disclosure. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in the Corporation's periodic filings with the Securities and Exchange Commission.